September 15, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

We have read item 4.01 included in the Form 8-K dated August 13, 2014 of MineralRite Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statement concerning our firm. As of the date of this letter, MineralRite Corporation owes Bongiovanni & Associates $5,250.00 in past due fees and charges for services rendered.

Sincerely,

Bongiovanni & Associates, PA

Bongiovanni & Associates P.A.
Plantation, Florida